Exhibit 10.1

ARAMARK CORPORATION

May 12, 2009

With a copy to:

Dear Bart:

This agreement (the “Letter Agreement”) will serve to confirm our agreement regarding the consulting services you will provide to ARAMARK, and the status of your benefits, following your retirement and separation from employment. For purposes of this Letter Agreement, the term ARAMARK will include ARAMARK Holdings Corporation, ARAMARK Corporation and all subsidiary and affiliated and successor companies of each of them.

We have agreed with you as follows:

1.	Retirement and Consulting:

(a)	Retirement. Your employment with ARAMARK will terminate with your voluntary retirement on May 15, 2009. As a consequence of your retirement, you agree that you are not entitled to any severance pay or other severance benefits under the Agreement Relating to Employment and Post-Employment Competition between you and ARAMARK Corporation dated as of June 6, 2007 (the “Agreement Relating to Employment and Post-Employment Competition”), or otherwise. You will receive payment for any earned, accrued and unused vacation through the date of your retirement. Such payment will be made with your last regular paycheck.

(b)

Consulting Services. Subsequent to your retirement, we agree that commencing on the Consulting Effective Date (defined below) and during the Consulting Period (defined below), you will be retained, and you agree to serve, as a consultant to ARAMARK, on the terms and subject to the conditions of this Letter Agreement. Unless otherwise requested by ARAMARK, you will provide your consulting services to the Chairman and

Mr. Bart J. Colli

May 12, 2009

Chief Executive Officer of ARAMARK (the “Chairman”). During the Consulting Period, you will provide such consulting services and advice as you and the Chairman deem reasonable and necessary to assist ARAMARK in, among other things, transitioning your duties as General Counsel of ARAMARK to your successor.

2.	Consulting Effective Date and Consulting Period: The term of your consultancy under this Letter Agreement commences on May 16, 2009 (the “Consulting Effective Date”), and will remain in effect for one year (the “Consulting Period”). The term of the Consulting Period and the provisions of this Letter Agreement may be earlier terminated or extended in writing by agreement of the parties (and any reference to the Consulting Period herein shall be deemed to refer to such earlier terminated or extended period).

3.	Consulting Services Time Commitment: Unless and until otherwise mutually agreed upon in writing by the parties, during the Consulting Period your services generally will be performed during regular business hours, three business days a week (to be selected by you in your discretion) at ARAMARK’s corporate headquarters (or at such other location as you and ARAMARK may agree), and you agree to devote substantially all of your business time during such days to providing the services described above. Days spent traveling in the performance of your services hereunder will be considered days that you provide consulting services under this Letter Agreement. Notwithstanding the foregoing, during the Consulting Period you shall be entitled to take the same number of days away from the provision of your services hereunder as you would have been entitled to take as vacation and paid time off days during the same period of time if you had remained an employee of ARAMARK during such period.

4.	Consulting Fee: Subject to the provisions of Section 14 of this Letter Agreement, you will receive a monthly fee of $41,666.67, payable in arrears on the last day of each calendar month during which you perform services hereunder (prorated for any partial month’s services), for a total consulting fee of $500,000.00 due in respect of the full twelve-month period of the Consulting Period (the “Consulting Fee”). In the event that the term of the Consulting Period is terminated by ARAMARK prior to May 16, 2010 other than for Cause (as such term is defined in and determined under the Agreement Relating to Employment and Post-Employment Competition), you will continue to be entitled to receive, on a monthly basis, payment of the unpaid balance of the Consulting Fee through May 16, 2010. In the event that the term of the Consulting Period is terminated by ARAMARK for Cause or by you for any reason prior to May 16, 2010, unless otherwise mutually agreed in writing by the parties, you will cease to have any further right to receive any unpaid portion of the Consulting Fee (other than any portion of the Consulting Fee payable in arrears for service performed prior to such date of termination).

Mr. Bart J. Colli

May 12, 2009

5.	Office Space and Support; Expense Reimbursement: During the Consulting Period, ARAMARK will also provide you with such office space and administrative support as is reasonably necessary for you to perform your consulting services hereunder. You will be entitled to reimbursement for reasonable travel and other reasonable out of pocket business expenses incurred by you in connection with the consulting services provided by you under this Letter Agreement. Such expenses will be reimbursed in a manner consistent with existing ARAMARK guidelines as soon as practicable following presentation by you to ARAMARK of appropriately itemized and approved accounts of such expenditures and in compliance with the requirements of Section 409A of the Internal Revenue Code, and the guidance issued thereunder (“Section 409A”).

6.	Status as Consultant and Independent Contractor: During the Consulting Period, you will be an independent contractor of ARAMARK, and, although ARAMARK may specify the general assignments to be performed by you during the Consulting Period, it will not direct or control you as to the details or means by which such assignments are to be accomplished. You acknowledge and agree that you will not be an employee of ARAMARK during the Consulting Period and will not be entitled to participate as an employee in any insurance, stock, pension, or other benefit or incentive programs maintained by ARAMARK for its employees by reason of this Letter Agreement or otherwise for the services performed under this Letter Agreement or otherwise except as set forth or referred to in this Letter Agreement.

7.	Insurance: At all times during the Consulting Period, ARAMARK shall maintain general liability, excess/umbrella liability insurance and employed lawyers coverage and shall include you as an Additional Insured under such policies at all times while you are performing duties on behalf of ARAMARK under this Letter Agreement. Under this Letter Agreement, ARAMARK’s insurance shall apply as primary insurance coverage with a waiver of subrogation in favor of you as a consultant to ARAMARK hereunder. ARAMARK’s directors and officers liability insurance will continue to cover claims made after your retirement which are based on activities or acts during your employment in accordance with its terms.

ARAMARK shall protect, defend, hold harmless and indemnify you from and against all losses, claims, actions, proceedings, investigations, demands, fines, penalties, liabilities, judgments, settlements, damages, costs and expenses (including reasonable legal fees) (collectively, “Damages”) which may be asserted against you which result from, relate to, or directly or indirectly arise out of your performance of duties for ARAMARK under this Letter Agreement or otherwise, except for any Damages resulting from your willful misconduct. You shall promptly notify ARAMARK of any losses or claims for which you will seek indemnity under this Letter Agreement and further agrees to cooperate with

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May 12, 2009

ARAMARK and ARAMARK’s authorized representatives in the investigation, defense and settlement of such claims. This indemnification shall survive the termination of this Letter Agreement.

Expenses (as defined in the Indemnification Agreement between you and ARAMARK) incurred by you in defending any claim, action, investigation, formal or informal, request for documents or information, responding to any subpoena or other legal process, suit or proceeding pursuant to which a claim for indemnification may be applied for by you pursuant to this Letter Agreement shall be advanced by ARAMARK at your request. Any judgments, fines or amounts to be paid in settlement shall also be advanced by ARAMARK to you upon request. Prior to the advancement of expenses by ARAMARK pursuant to this Letter Agreement, you must, if required by law, provide an undertaking that if it shall ultimately be determined in a Final Judgment (as defined in the Indemnification Agreement referenced above) that you were not entitled to be indemnified, or were not entitled to be fully indemnified, you shall promptly repay to ARAMARK all amounts advanced or the appropriate portion thereof so advanced.

8.	Benefits: Except as set forth or referred to in this Letter Agreement, your active participation in all ARAMARK benefit, incentive and compensation programs terminate at the time of your separation from employment on May 16, 2009. For example, your membership in the Executive Leadership Council will terminate as of your last day of employment. Except as set forth or referred to in this Letter Agreement, all Executive Leadership Council benefits, including, but not limited to, your Executive physical program, long-term disability, term life coverage, financial counseling and all other perquisites, terminate as of your last day of employment, as will your ability to make further salary deferrals and receive company contributions under the Savings Incentive Retirement Plan. Similarly, your group short-term and long-term disability or accident coverages will not continue on or after the Consulting Effective Date.

ARAMARK shall make available continued health insurance coverage (currently, medical, prescription, dental, and vision) for you and your spouse, under the then-current terms of the ARAMARK Corporation Welfare Benefits Program or other group medical coverage applicable to executive-level, salaried, exempt employees of ARAMARK, until such time as you attain the age of 65, and, in the case of your current spouse, Mary Ellen Colli, until such time as she attains the age of 65, under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you elect timely such continued coverage, you shall pay the full monthly COBRA cost of such coverage under section 4980B of the Internal Revenue Code. ARAMARK shall reimburse you on an annual basis for that portion of the full COBRA cost to be paid by you for that year, which is equivalent to the ARAMARK contribution for health insurance coverage for executive-level, salaried, exempt employees for that year. The annual COBRA reimbursements shall begin on June 1, 2010; provided that if

Mr. Bart J. Colli

May 12, 2009

you pay the full annual COBRA premium for any year to ARAMARK, ARAMARK will reimburse you for that year on the terms set out herein within 30 days of your payment.

ARAMARK shall also make available continued health insurance coverage under the Executive Leadership Council benefits plan for you and your spouse, under the terms of the Executive Leadership Council benefits plan as continue to be applicable to executive officers of ARAMARK, until such time as you attain the age of 65, and, in the case of your current spouse, Mary Ellen Colli, until such time as Mrs. Colli attains the age of 65, under COBRA. If you elect timely such continued coverage, you shall pay the full monthly COBRA cost of such coverage under section 4980B of the Internal Revenue Code. ARAMARK shall reimburse you on an annual basis the full COBRA cost to be paid by you for such coverage. The annual COBRA reimbursements shall begin on June 1, 2010; provided that if you pay the full annual COBRA premium for any year to ARAMARK, ARAMARK will reimburse you for such premium within 30 days of your payment.

In addition, you may have the ability to convert certain insurance coverages to individual policies. Further information regarding coverage continuation and conversion may be obtained from Valerie Wandler, Sr. Vice President – HR Services, (215) 238-7197.

9.	ARAMARK Leased Automobile: Your leased vehicle will continue to be made be available to you through the end of the Consulting Period on the same terms and conditions under which it is currently provided to you as an employee of ARAMARK in compliance with the requirements of Section 409A, at which time you will have the option to either purchase the vehicle in a manner consistent with the Executive Leadership Council policy then in effect, or return it to ARAMARK. ARAMARK will continue to provide parking to you on the same terms and conditions under which it is currently provided to you as an employee of ARAMARK during the Consulting Period. Nothing in the foregoing shall be construed to imply that your membership in the Executive Leadership Council continues beyond your last day of employment with ARAMARK.

10.	Section 409A; Savings Incentive Retirement Plan and the Deferred Compensation Plan.

(a)

Section 409A. Notwithstanding anything else in this Letter Agreement, the parties to this Letter Agreement each acknowledge and agree that, as a result of the consulting services that you will be providing under this Letter Agreement as currently contemplated, a “separation from service” within the meaning of Section 409A shall not occur until the expiration of the Consulting Period, unless the terms of the consulting services currently contemplated hereunder to be provided by you are changed to such an

Mr. Bart J. Colli

May 12, 2009

extent that you and ARAMARK agree in writing that a “separation from service” under Section 409A has occurred.

Further, notwithstanding anything in this Letter Agreement to the contrary, if at the time of your “separation from service” within the meaning of Section 409A you are a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A, then ARAMARK will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service (or such earlier date as is permitted under Section 409A), at which point all payments deferred pursuant to this Section 10(a) shall be paid to you in a lump sum.

(a)	Savings Incentive Retirement Plan and Deferred Compensation Plan.

Under the terms of the Savings Incentive Retirement Plan, you will be entitled to ARAMARK’s matching contribution for this year. The parties to this Letter Agreement each acknowledge that you have certain rights under the ARAMARK Savings Incentive Retirement Plan and the Deferred Compensation Plan, and that to the extent there are distributions due under either such plan upon a termination of your employment with ARAMARK, such distributions shall not occur until such time as a “separation from service” within the meaning of Section 409A has occurred as provided for in Section 10(a) above.

11.	Equity/Stock Plans:

(a)	Equity-Based Awards. The effect the termination of your employment with ARAMARK on May 16, 2009, will have on your rights, if any, with respect to any outstanding ARAMARK stock options or other equity-based awards that you may hold immediately prior to the effective date of termination will be as set forth in the terms of the applicable ARAMARK incentive plan and award documents or agreements, including the Stockholders Agreement dated January 26, 2007, as amended (the “Stockholders Agreement”). You may receive separate correspondence from ARAMARK regarding these awards, but, in the meantime, you can obtain further details as to the effect your termination will have on such awards from Shareholder Services at (215) 238-3194.

(b)	Stock of ARAMARK Holdings Corporation. You acknowledge that any shares of ARAMARK Holdings Corporation common stock that you hold

Mr. Bart J. Colli

May 12, 2009

as of the effective date of the termination of your employment with ARAMARK on May 16, 2009 are subject to the terms and conditions of the Stockholders Agreement and the Registration Rights and Coordination Committee Agreement (the “Registration Rights Agreement”), and, as such the effect the termination of your employment with ARAMARK will have on your continued holding of such shares will be as set forth in the terms of the applicable agreements. You may receive separate correspondence from ARAMARK regarding your shares, but, in the meantime, you can obtain further details in the effect your termination will have on such awards from Shareholder Services at (215) 238-3194.

12.	Return of ARAMARK Property: On or before the last day of the Consulting Period, you shall return to ARAMARK all confidential documents, manuals, computer programs, diskettes, customer lists, notebooks, reports and other confidential written or graphic materials, including all copies thereof, relating in any way to ARAMARK’s business and prepared by you or obtained by you from ARAMARK, its affiliates, clients or its suppliers during the course of your employment with ARAMARK (except to the extent agreed to in writing by ARAMARK). You shall retain your laptop computer, blackberry and company cell phone until the termination of the Consulting Period at which time they shall be returned to ARAMARK.

13.	Confidentiality: You agree that, during and after the Consulting Period, you shall not, directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity, except where required by law or authorized in writing by ARAMARK to the extent not generally known or publicly available: (a) names and addresses of customers, suppliers and personnel of ARAMARK and business information about them; (b) plans, methods and systems used by ARAMARK in conducting its business; (c) pricing policies and strategies of ARAMARK; (d) financial information of ARAMARK not otherwise publicly disclosed; and (e) any other related internal confidential business information of a similar nature (collectively, the “Confidential Information”). You acknowledge that the Confidential Information was developed at great expense, is unique to ARAMARK is not publicly disclosed and is considered by ARAMARK to be confidential trade secrets.

14.	Covenants: You acknowledge and agree that you will continue to comply with the terms of the non-competition, non-solicitation and confidentiality covenants set forth in the Agreement Relating to Employment and Post-Employment Competition, which terms shall continue as set forth therein.

15.

Release: In consideration for the consulting arrangement and payments provided for under this Letter Agreement, in addition to other good and valuable consideration the receipt and sufficiency of which you hereby acknowledge, you

Mr. Bart J. Colli

May 12, 2009

agree to execute the release attached hereto as Appendix A (the “Release”), incorporated herein by reference and made a part hereof. Your receipt of payment of any portion of the Consulting Fee is subject to, and this Letter Agreement shall only become effective upon, (i) your execution of the Release and (ii) the expiration of the applicable Release revocation period under the Age Discrimination in Employment Act without such Release being revoked by you (the “Effective Date”) on or prior to June 16, 2009. ARAMARK reserves the right to delay payment of any monthly installment of the Consulting Fee until the Effective Date (with any delayed amounts to be paid on the last day of the calendar month in which the Effective Date occurs). Each monthly installment of the Consulting Fee constitutes a “separate payment” within the meaning of Section 409A.

16.	Entire Agreement: This Letter Agreement (including the Release) and the provisions of the Agreement Relating to Employment and Post-Employment Competition (exclusive of Articles 6 and 7) and the other agreements and documents referred to herein, in each case, to the extent applicable to you post-employment, constitute the entire agreement between the parties on the subject of your post-employment consulting services and post-employment payments, severance and benefits, and, except as expressly provided herein, supersede any other prior agreements concerning the term of any and all consulting arrangements, and payments and benefits to which you may be entitled upon and following termination of employment or separation from service.

17.	Withholding, Set-Off: You will be responsible for payment of taxes on any amounts paid to you by ARAMARK under this Letter Agreement, and ARAMARK will not withhold or deduct from the fees or other amounts paid under this Letter Agreement for any taxes. Notwithstanding the foregoing, if required by law, ARAMARK may withhold applicable federal, state and local income and other taxes from any amounts due to you hereunder. ARAMARK’s obligation to pay you any amounts hereunder shall be subject to set-off, counter-claim or recoupment of amounts owed by you to ARAMARK, as well as your continued compliance with the terms and conditions of this Letter Agreement (including the Release) and, to the extent applicable post-employment, the Agreement Relating to Employment and Post-Employment Competition.

18.	Non-Disparagement: In consideration of the consulting arrangement and payments and benefits provided for under this Letter Agreement, in addition to other good and valuable consideration the receipt and sufficiency of which you hereby acknowledge, you agree to refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding ARAMARK or any of its officers, directors, employees, affiliates, products or services, other than is necessary to comply with law.

19.	Applicable Law: This Letter Agreement shall be governed by and construed in

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May 12, 2009

accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

20.	Amendment: This Letter Agreement may only be amended or modified by a written agreement executed by you and ARAMARK Corporation (or any successor).

21.	Notice: Notices and other communications provided for under this Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth at the start of this Letter Agreement (in the case of ARAMARK, to the attention of ARAMARK Corporation’s Executive Vice President, Human Resources), or such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

22.	Severability: The provisions of this Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

23.	Headings: Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Letter Agreement.

24.	Counterparts: This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

Please sign the enclosed copy of this Letter Agreement to signify your understanding and acceptance of the terms and conditions contained herein.

Very truly yours,

ARAMARK Corporation

By:	/s/	Lynn McKee

Lynn McKee
Executive Vice President, Human Resources

The foregoing has been read and accepted as a binding agreement between ARAMARK and the undersigned this              day of May, 2009.

/s/	Bart J. Colli

Bart J. Colli

APPENDIX A

Release

Bart J. Colli

Release:

In consideration for the consulting arrangement and payments provided for under the Letter Agreement dated May 12, 2009 (the “Letter Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you hereby agree as follows:

1.

You hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release ARAMARK (which includes ARAMARK Holdings Corporation, ARAMARK Corporation and all subsidiary and affiliated and successor companies of each of them), its predecessors and successors and all of their respective past and/or present officers, directors, partners, members and managing members in their individual and/or representative capacities (herein after collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants; contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have through the date hereof against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to your employment or other service relationship with ARAMARK, the termination of any such -employment or service relationship, and any applicable employment, benefit, compensatory or equity arrangement with ARAMARK occurring up to the date this Release is signed by you; provided that anything to the contrary notwithstanding, such released claims shall not include any claims to enforce your rights under, or with respect to, the Letter Agreement and shall not include any claims to enforce your rights under, or with respect to, (1) your rights under Article 8 of the Agreement Relating to Employment and Post-Employment Competition (including the attached Exhibit A), (2) the Certificate of Incorporation and By-laws of ARAMARK or any parent or affiliated corporation thereof, (3) any indemnification agreement between you and any of ARAMARK or any parent or affiliated corporation thereof or under applicable law, (4) Section 5.8 of the Merger Agreement dated August 8, 2006 among RMK Acquisition Corporation, RMK Finance LLC and ARAMARK Corporation, (5) the Stockholders Agreement dated January 26, 2007 among ARAMARK Holdings Corporation and the holders party thereto, as amended (the “Stockholders Agreement”) and any other agreement referenced therein (including the Registration Rights and Coordination Committee Agreement entered into by ARAMARK Holdings Corporation and the holders party thereto), and the ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan and any award agreements granted thereunder, including the Restricted Stock Award

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May 12, 2009

Agreement, (6) any ARAMARK benefit plan pursuant to its terms including, without limitation, the Savings Incentive Retirement Plan, the Deferred Compensation Plan, any applicable health plan and any life insurance policy, (7) any policy of directors and officers insurance or errors and omissions insurance and (8) any error in connection with the number of options or shares held by you or the amount of proceeds you may receive pursuant to any disposition of such shares to ARAMARK pursuant to the Stockholders Agreement or otherwise or exercise of such options (such released claims are collectively referred to herein as the “Released Claims”).

2.	Subject to your rights under this Letter Agreement and the exceptions and carveouts in clause (1) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any claims relating to benefits, compensation or equity, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

3.	Subject to your rights under this Letter Agreement and the exceptions and carveouts in clause (1) above, you expressly understand and agree that the obligations of ARAMARK as set forth or referred to in the Letter Agreement are in lieu of any and all other amounts which you might be, are now, or may become, entitled to receive from ARAMARK upon any claim released herein.

Consideration Period:

You represent that you have read carefully and fully understand the terms of this Release and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Release. You further acknowledge that you fully understand the Release that you are signing. You acknowledge that you are signing this Release voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Release, other than those set forth in this Release, the Letter Agreement and the documents and agreements set forth or referred to therein. You acknowledge that you have been given at least twenty-one (21) days to consider whether you want to sign this Release.

Revocation Period:

You acknowledge that the Age Discrimination in Employment Act gives you the right to revoke this Release within seven (7) days after it is signed by you. You further acknowledge that you understand that you will not receive any payments or benefits

Mr. Bart J. Colli

May 12, 2009

due you under the Letter Agreement before the seven (7) day revocation period under the Age Discrimination in Employment Act (the “Revocation Period”) has passed and then, only if you have not revoked this Release. To the extent you have executed this Release within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

This Release shall take effect on the first business day following the expiration of the Revocation Period, provided this Release has not been revoked by you as provided above, during such Revocation Period.

/s/ Bart J. Colli

Bart J. Colli

DATED: